ARTICLES OF INCORPORATION

OF

CALIFORNIA FIRST NATIONAL BANCORP

ONE.
The name of the corporation is CALIFORNIA FIRST NATIONAL BANCORP.

TWO.

The purpose of the corporation is to engage in any lawful act or activity for which a corporationmay be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE.
The name of the corporation's initial agent for service of process is Neil G. Kenduck, 5 Hutton Centre Drive, Suite 500, Santa Ana, California 92707.

FOUR.

The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The authorized number of shares of Common Stock is twenty million (20,000,000), and the par value of each such share is $0.01. The authorized number of shares of Preferred Stock is two million five hundred thousand (2,500,000), and the par value of each such share is $0.01.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series subsequent to the issue of shares of that series.

FIVE.
Limitation on Liability of Directors and Indemnification of Directors, Officers, Employees and Agents.

(a) Limitation on Liability of Directors. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess or the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

The undersigned declares that the undersigned has executed these Articles of Incorporation and that this instrument is the act and deed of the undersigned.

DATED:	April 27, 2001
Susan Nelson_/s/____ Susan Nelson, Incorporator